Exhibit 99.1

Contacts:	Investor Relations Bonnie Mott Ikanos Communications 510-438-5360 bmott@ikanos.com	Media Relations Margo Westfall Ikanos Communications 510-438-6276 mwestfall@ikanos.com

Ikanos Communications Appoints Elizabeth Fetter to Board of Directors

FREMONT, Calif., June 12 , 2008 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading developer and provider of advanced broadband solutions for the digital home, today announced that Elizabeth Fetter has been appointed to Ikanos’ board of directors as a Non-Executive Director.

Fetter’s experience includes over 25 years in senior business roles, most recently as President and Chief Executive Officer of Jacent Technologies, Inc. She was also CEO of QRS Corporation and NorthPoint Communications, and held senior management positions at US West, SBC Communications, and Pacific Bell. In addition she has held board seats at eight leading technology companies, including Quantum Corp., Symmetricom, QRS, NorthPoint, General Magic and Vivus Corp.

“We are pleased to have Liz join our board of directors,” said G. Venkatesh, chairman of the board. “Her extensive board-level and senior management experience, particularly in the areas of communications technology and electronic commerce, will be a valuable addition as we focus on the worldwide trend towards interactive broadband services.”

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband solutions for the digital home. The company’s multi-mode VDSL2/ADSLx, network processor and other products power the access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2008 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, Ikanos Programmable Operating System, CleverConnect, Eagle, Fiber Fast, Fusiv, Fx, FxS, LoopNostics, RRA, SmartLeap and VLR are among the trademarks or registered trademarks of Ikanos.

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